CapLease, Inc. Stock Ownership Guidelines
for Directors and Executive Officers

The Board of Directors of CapLease, Inc. (“CapLease”) believes that it is appropriate to align the financial interests of the directors and executive officers of CapLease with those of its stockholders.  Therefore, the Board of Directors has adopted the following Stock Ownership Guidelines, effective December 7, 2010:

•	CapLease’s Stock Ownership Guidelines apply to all of its directors and executive officers.

•
The stock ownership goal for each person is determined on an individual basis, first in dollars as a multiple of the director’s annual stock award retainer or the executive’s base salary, and then by converting such amount to a fixed number of shares.  Ownership goals are established for each category as follows:

o	First, determine the dollar goal of the Ownership Guidelines by applying the following multiples to the individual’s stock award retainer or base salary:

3x for non-employee Directors;
4x for the Chief Executive Officer;
3x for the Chief Financial Officer; and
2x for all other Executive Officers.

o
Second, convert the dollar goal into a number of shares by dividing such dollar amount by CapLease’s average closing common stock price as reported by the New York Stock Exchange for the 60 trading days prior to the date of computation.

•	Stock that counts toward satisfaction of the Ownership Guidelines includes:

o	Shares owned directly by the individual or his or her immediate family members residing in the same household;

o	Shares held in an individual’s IRA accounts;

o	Shares held by an individual in CapLease’s 401(k) plan;

o	Shares owned by an individual pursuant to CapLease’s 2004 Stock Incentive Plan or successor plan, including any stock awards, whether vested or unvested;

o	Shares held in a grantor trust for the benefit of the individual or his or her immediate family members residing in the same household;

o
Shares owned by a partnership, limited liability company or other entity to the extent of the individual’s interest therein (or the interest therein of his or her immediate family members residing in the same household), but only if the individual has or shares power to vote or dispose of the shares.

•
Directors and executive officers currently in office are required to be in compliance with these guidelines as of the effective date.  Any future directors or executive officers will have a five-year period from their initial appointment to attain their stock ownership goal.  The stock ownership goal for such persons will be determined using their stock award retainers or base salaries as of the date they become subject to the Ownership Guidelines.  If an individual’s stock ownership goal increases because of a change in position, a five-year period to achieve the incremental amount of shares will begin on the effective date of the change in position.

•
Directors and executive officers may not sell or otherwise dispose of any CapLease common stock until the minimum level of ownership provided in these guidelines is met.  Once the Ownership Guidelines have been achieved, each director and executive officer must maintain the minimum level of ownership provided in these guidelines.  When a director’s or executive officer’s target ownership level has been achieved, the individual must continue to own the number of shares equal to the target ownership level.  Accordingly, if the market value of CapLease’s common stock increases, the individual may not sell below his or her target ownership level.

•
Once established, a person’s stock ownership goal will not change because of changes in his or her retainer or base salary or fluctuations in CapLease’s common stock price.  An individual’s stock ownership goal will only be re-established upon a change to a different executive position.

•
There may be rare instances in which compliance with the Ownership Guidelines would place a severe hardship on an individual or would prevent an individual from complying with a court order, such as in the case of a divorce settlement.  In these instances, the individual must submit a request in writing to the General Counsel that summarizes the circumstances and describes the extent to which an exemption from the Ownership Guidelines is being requested.  The General Counsel will review the request with the Chief Executive Officer (or the Lead Director of the Board in the case of a request by the Chairman and Chief Executive Officer) and will make the final decision.  If the request is granted in whole or in part, the General Counsel will, in consultation with the individual, develop an alternative stock ownership plan that reflects both the intention of these Ownership Guidelines and the individual’s particular circumstances.